UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 26, 2006

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition.

On April 26, 2006, BRE Properties, Inc. issued a press release and supplemental financial data with respect to its financial results for the quarter ended March 31, 2006. A copy of the press release and supplemental financial data is furnished as Exhibit 99.1 to this report. The information contained in this Item 2.02 and the attached Exhibit 99.1 are furnished to, but not filed with, the Securities and Exchange Commission.

ITEM 8.01.	Other Events

On April 26, 2006 we reported operating results for the quarter ended March 31, 2006.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $27.1 million, or $0.51 per diluted share, during first quarter 2006, as compared with $26.2 million, or $0.50 per diluted share for the quarter ended March 31, 2005. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this Item.) First quarter 20058 FFO included approximately $1.0 million, or $0.02 per share, of nonroutine income received from the settlement of bankruptcy proceedings with VelocityHSI.

Net income available to common shareholders for the first quarter totaled $7.4 million, or $0.14 per diluted share, as compared with $28.8 million, or $0.56 per diluted share, for the same period 2005. First quarter 2005 results included a net gain on sale totaling $21.5 million, or $0.42 per diluted share. No property sales were recorded during first quarter 2006.

Adjusted EBITDA for the quarter totaled $53.2 million, as compared with $49.3 million in first quarter 2005. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this Item.) For first quarter 2006, revenues totaled $78.8 million, as compared with $70.4 million a year ago, which excludes revenues from discontinued operations of $5.1 million in the current period and $7.1 million in the prior period.

BRE’s year-over-year comparative earnings and FFO results were influenced by property-level same-store performance, income from acquisitions, properties in the lease-up phase of development and property dispositions. Same-store net operating income (NOI) increased 6.8% for the quarter, as compared with the same period in 2005. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this Item.) The positive factors were offset by increased interest expense and dilution from properties sold during the first six months of 2005. Earnings per share (EPS) results for the quarter were influenced by an increased level of depreciation expense related to new property acquisitions and development properties completed during the past year.

Level of Investment and Overall NOI by Region

Quarter Ended March 31, 2006

Region	# Units	Gross Investment	% Investment	% Q1 ‘06 NOI
Southern California	11,220	$1,426,747	51%	55%
Northern California	5,880	656,386	23%	24%
Seattle	3,572	394,852	14%	12%
Phoenix	1,586	120,472	4%	4%
Discontinued Operations	2,184	219,889	8%	5%

($ amounts in 000s) Total	24,442	$2,818,346	100%	100%

Acquisition activities during 2004 and 2005 increased first quarter 2006 NOI by $1.8 million, as compared with first quarter 2005. Development and lease-up properties generated $800,000 in additional NOI during the quarter, as compared with first quarter 2005. Disposition activities during the first half of 2005 reduced first quarter 2006 NOI $1.6 million, as compared with first quarter 2005.

Interest expense increased to $20.8 million during first quarter 2006, from $18.1 million in first quarter 2005. The increase reflects the issuance of $150 million in unsecured notes during second quarter 2005, the assumption of approximately $35 million of secured debt associated with a property acquisition, additional borrowings to fund investment activities and rising short-term interest rates. General and administrative expenses decreased to $4.4 million in first quarter 2006, from $4.8 million in first quarter 2005.

Other Expenses reflect Red Hawk Ranch litigation costs, which totaled $500,000, or $0.01 per diluted share and $450,000, or $0.01 per diluted share, for the quarters ended March 31, 2006 and 2005, respectively.

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 24,442 apartment units owned directly by BRE, same-store units totaled 19,352 for the quarter.

On a year-over-year basis, overall same-store revenue growth exceeded 6.5%, and was positively influenced by continued market rent growth in all operating regions, strong seasonal occupancy levels and stable resident turnover. Average same-store market rent for first quarter 2006 increased 8% to $1,282 per unit, from $1,182 per unit in first quarter 2005. Same-store physical occupancy levels averaged 95% during first quarter 2006, as compared with 94% in the same period 2005. Annualized resident turnover averaged 56% during the quarter, as compared with 55% first quarter last year.

Consistent with management’s expectations, overall same-store operating expenses incurred during first quarter 2006 increased approximately 6% from 2005 levels. This increase, which was almost twice the company’s historical average annual run-rate of approximately 3%, can be attributed to higher than usual turnover-related costs and greater payroll expense. The increase in resident turnover expense is related to the growing costs associated with carpet and flooring, which are petroleum-based products. In addition, the company has experienced increased expense for appliance replacements.

On a sequential basis, same-store revenue was flat with fourth quarter levels, which management believes is an indicator of fully recovered fundamentals in all of the company’s core operating markets. Market rent growth and occupancy improved throughout fourth quarter 2005 and first quarter 2006, a departure from the typical seasonal patterns of fourth quarter sequential declines followed by late first quarter recovery. Same-store NOI decreased 4.0%, as compared with fourth quarter 2005 due to expense growth of 9.5%, driven primarily by sequential increases and the timing associated with repairs and maintenance, utilities, payroll and property taxes.

Same-Store % Growth Results

Q1 2006 Compared with Q1 2005

		% Change
	% NOI	Revenue	Expenses	NOI	# Units
L.A./Orange County, California	33%	6.3%	4.4%	7.2%	5,967
San Diego, California	23%	6.2%	4.4%	6.9%	3,711
San Francisco, California	18%	6.4%	9.2%	5.2%	3,035
Sacramento, California	10%	7.0%	6.0%	7.5%	2,156
Seattle, Washington	12%	6.1%	6.7%	5.7%	3,149
Phoenix, Arizona	4%	11.5%	11.9%	11.2%	1,334

Total	100%	6.6%	6.2%	6.8%	19,352

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q1 2006	Q4 2005	Q1 2005	Q1 2006	Q1 2005
L.A./Orange County, California	94.1%	94.9%	94.7%	56%	54%
San Diego, California	95.1%	95.9%	94.4%	65%	58%
San Francisco, California	95.9%	96.2%	92.7%	49%	50%
Sacramento, California	95.6%	96.9%	93.2%	61%	60%
Seattle, Washington	94.5%	93.5%	93.3%	47%	52%
Phoenix, Arizona	97.5%	97.2%	93.3%	61%	68%

Average	95.1%	95.4%	93.8%	56%	55%

Development Activity

During first quarter 2006, the company had three Southern California communities in the lease-up phase: The Heights, with 208 units, in Chino Hills; Galleria at Towngate, with 268 units, in Moreno Valley; and Bridgeport Coast, with 188 units, in Santa Clarita. At the end of the quarter, 192 units were delivered at The Heights, 132 of which were occupied. At Galleria at Towngate, 160 units were delivered, 102 of which were occupied. At Bridgeport Coast, 36 units were delivered, eight of which were occupied.

Including the three properties in lease-up, BRE currently has six communities under construction, with a total of 1,536 units, an aggregate projected investment of $356 million and an estimated balance to complete totaling $131 million. Expected delivery dates for these units range from second quarter 2006 through fourth quarter 2007. Five development communities are in Southern California; the other is located in Northern California.

During first quarter 2006, BRE acquired two parcels of land in California: a 14.5-acre site in Anaheim, with a purchase price of approximately $30 million, or $2.1 million per acre; and a 7.3-acre site in Santa Clara, with a purchase price of $28.5 million, or $3.9 million per acre. The Santa Clara development site includes three occupied office buildings with approximately 50,000 square feet of space. The company intends to demolish the office buildings, rezone the land for both single family and multifamily housing, and sell the parcel designated for single family housing.

Combined with parcels of land previously acquired, BRE now owns five parcels representing 1,363 units of future development, for an estimated aggregate cost of $400 million upon completion. The land parcels are located in Southern California, Northern California and the Seattle, Washington metro area.

Financial and Other Information

At March 31, 2006, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $4.8 billion, with a debt-to-total market capitalization ratio of 34%. BRE’s outstanding debt of $1.6 billion carried a weighted average interest rate of 6.2% for the quarter ended March 31, 2006. BRE’s coverage ratio of Adjusted EBITDA to interest expense was 2.6 times for the quarter. The weighted average maturity for outstanding debt is four and a half years. At March 31, 2006, outstanding borrowings under the company’s unsecured and secured lines of credit totaled $461 million, with a weighted average interest cost of 5.7%.

During the first quarter of 2006 the company replaced its existing credit facility with a $600 million unsecured revolving line of credit with a group of 14 lenders. The new credit facility has a four-year term with a one-year extension, which is available at the company’s sole option. Based on the company’s current debt ratings, the line of credit is priced at LIBOR plus 57.5 basis points. The credit facility will be used to fund acquisition and development activities as well as for general working capital purposes.

For first quarter 2006, cash dividend payments to common shareholders totaled $26.4 million, or $0.5125 per share, which represents an increase of 2.5% over prior year per share dividend levels.

Red Hawk Ranch Litigation

Subsequent to the end of first quarter 2006, the company received $17.5 million from the settlement of construction defect litigation regarding Red Hawk Ranch, a 453-unit BRE property located in Fremont, California.

The settlement did not include claims associated with three subcontractors against whom the company has continued litigation. The company has reached settlement terms with the subcontractors, which will result in a payment of approximately $2.0 million to BRE during second quarter 2006. Settlement proceeds will be recognized as Other Income, and are expected to total $19.5 million, or $0.37 per share.

The capitalized cost of reconstruction is estimated to total $22.2 million. To date, the company has expended $8.0 million for reconstruction. All reconstruction work is expected to be complete during first quarter 2007. Legal and consulting costs associated with the litigation have totaled $5.9 million to date, and have been recorded as Other Expenses.

Forward-Looking Statements

In addition to historical information, we have made forward-looking statements in this Current Report on Form 8-K. These forward-looking statements pertain to, among other things, our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or in their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, illiquidity of real estate and reinvestment risk, our regional focus in the Western United States, insurance coverage, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code as of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

BRE Properties, Inc.

Consolidated Balance Sheets

First Quarter 2006

(Unaudited, dollar amounts in thousands except per share data)

	March 31, 2006	December 31, 2005
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,588,423	$2,530,046
Construction in progress	175,001	171,423
Less: accumulated depreciation	(348,418)	(330,067)

	2,415,006	2,371,402

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,033	10,088
Real estate held for sale, net	196,179	195,447
Land under development	98,427	62,458

Total real estate portfolio	2,719,645	2,639,395
Other assets	65,269	64,995

TOTAL ASSETS	$2,784,914	$2,704,390

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$980,000	$980,000
Unsecured line of credit	386,000	301,000
Secured line of credit	75,000	75,000
Mortgage loans	203,825	204,574
Accounts payable and accrued expenses	59,275	55,999

Total liabilities	1,704,100	1,616,573

Minority interests	60,812	61,675

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 shares with $25 liquidation preference issued and outstanding at March 31, 2006 and December 31, 2005, respectively.	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 51,317,339 and 51,312,097 at March 31, 2006 and December 31, 2005, respectively.	513	513
Additional paid-in capital	1,019,389	1,025,529

Total shareholders’ equity	1,020,002	1,026,142

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,784,914	$2,704,390

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended March 31, 2006 and 2005

(Unaudited, dollar and share amounts in thousands)

	Three months ended 3/31/06	Three months ended 3/31/05
REVENUE
Rental income	$75,382	$67,538
Ancillary income	3,454	2,874

Total revenue	78,836	70,412
EXPENSES
Real estate expenses	$25,162	$22,468
Depreciation	19,131	17,019
Interest expense	20,790	18,059
General and administrative	4,440	4,760
Other expenses	499	448

Total expenses	70,022	62,754
Other income	637	1,204

Income before minority interests, partnership income and discontinued operations	9,451	8,862
Minority interests	(908)	(790)
Partnership income	134	145

Income from continuing operations	8,677	8,217
Discontinued operations:
Discontinued operations, net (1)	3,178	3,566
Net gain on sales	—	21,523

Total discontinued operations	3,178	25,089
NET INCOME	$11,855	$33,306
Dividends attributable to preferred stock	4,468	4,468

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$7,387	$28,838

Net income per common share - basic	$0.14	$0.57

Net income per common share - assuming dilution	$0.14	$0.56

Weighted average shares outstanding - basic (2)	51,130	50,595

Weighted average shares outstanding - assuming dilution (2)	52,345	51,330

(1)	Details of net earnings from discontinued operations. For 2006 includes seven properties held for sale as of March 31, 2006. For 2005 also includes results from three properties sold during the first six months of 2005.

	Three months ended 3/31/06	Three months ended 3/31/05
Rental and ancillary income	5,086	$7,114
Real estate expenses	(1,908)	(2,347)
Depreciation	—	(1,201)

Income from discontinued operations, net	$3,178	$3,566

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This Current Report on Form 8-K includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 03/31/2006	Quarter Ended 03/31/2005
Net income available to common shareholders	$7,387	$28,838
Depreciation from continuing operations	19,131	17,019
Depreciation from discontinued operations	—	1,201
Minority interests	908	790
Depreciation from unconsolidated entities	95	202
Net gain on investments	—	(21,523)
Less: Minority interests not convertible to common	(405)	(280)

Funds from operations	$27,116	$26,247

Diluted shares outstanding - EPS (1)	52,345	51,330
Net income per common share - diluted	$0.14	$0.56

Diluted shares outstanding - FFO (1)	53,340	52,350
FFO per common share - diluted	$0.51	$0.50

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 03/31/06	Quarter ended 03/31/05
Net income available to common shareholders	$7,387	$28,838
Interest	20,790	18,059
Depreciation	19,131	18,220

EBITDA	47,308	65,117
Minority interests	908	790
Net gain on sales	—	(21,523)
Dividends on preferred stock	4,468	4,468
Other expenses	499	448

Adjusted EBITDA	$53,183	$49,300

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 03/31/06	Quarter ended 03/31/05
Net income available to common shareholders	$7,387	$28,838
Interest	20,790	18,059
Depreciation	19,131	18,220
Minority interests	908	790
Net gain on sales	—	(21,523)
Dividends on preferred stock	4,468	4,468
General and administrative expense	4,440	4,760
Other expenses	499	448

NOI	$57,623	$54,060

Less Non Same-Store NOI	11,107	10,505

Same-Store NOI	$46,516	$43,555

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Earnings Release and Supplemental Financial data, dated April 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: April 28, 2006	/s/ Edward F. Lange, Jr.
Name: Edward F. Lange, Jr.

Exhibit Index

Exhibit Number	Description

99.1	Earnings Release and Supplemental Financial data, dated April 26, 2006